Issuer Free Writing Prospectus, dated March 27, 2012

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

dated March 27, 2012 and

Registration Statement No. 333-159040

Health Care REIT, Inc.

Pricing Term Sheet

Issuer:	Health Care REIT, Inc.

Title of Securities:	4.125% Notes due 2019

Size:	$600,000,000

Maturity:	April 1, 2019

Coupon:	4.125% per year

Price to Public:	99.694%, plus accrued interest, if any

Yield to Maturity:	4.176%

Spread to Benchmark Treasury:	+ 260 basis points

Benchmark Treasury:	1.375% due February 28, 2019

Benchmark Treasury Yield:	1.576%

Interest Payment Dates:	April 1 and October 1, commencing October 1, 2012

Optional Redemption:	T+ 40 basis points prior to January 1, 2019. Redeemable at par on or after January 1, 2019

Joint Bookrunning Managers:	Barclays Capital Inc., J.P. Morgan Securities LLC and UBS Securities LLC

Joint Lead Managers:	Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc.

Senior Co-Managers:	Comerica Securities, Inc., Fifth Third Securities, Inc., The Huntington Investment Company

Co-Managers:	BNY Mellon Capital Markets, LLC, RBS Securities Inc.

Trade Date:	March 27, 2012

Settlement Date:	T+5; April 3, 2012

CUSIP / ISIN:	42217KAY2 / US42217KAY29

Anticipated Ratings*:	Baa2/BBB- (stable/positive)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital Inc., by phone (toll free): 1-888-603-5847 or by e-mail: barclaysprospectus@broadridge.com; by calling J.P. Morgan Securities LLC collect at 1-212-834-4533; or UBS Securities LLC, by telephone toll free at 877-827-6444, ext. 561 3884.